STREAMLINE
USA, INC

Streamline USA, Inc.

Distribution Purchase Agreement

This Distribution Agreement ("Agreement"), effective December 22, 2021 is by and between Hong Kong Xinxing Culture Media CO., Limited ("Seller") and Streamline USA, Inc. ("Buyer"). In consideration of the mutual promises set forth below, Seller and Buyer hereby agree as follows:

AGREEMENT

1. **Programs Involved**:

The video program, which is the subject of this Agreement, consists of the video series entitled Please Stay Matchmaker (the "Program").

2. **Rights Granted**:

2.1 Seller hereby grants to Buyer the exclusive right to distribute the following rights to the Program throughout the world except China (the "Territory") during the Term (as defined below): Exclusive Transactional VOD Rights, Subscription VOD Rights, Ad-sponsored VOD Rights and Home-Video Rights (as defined in Schedule 1 attached hereto) (the "Rights")

2.2 Buyer or its sub-Buyers shall only reproduce the Program in its entirety in the form delivered by Seller to Buyer. Buyer shall not cut, change, alter, omit or edit in any manner whatsoever the title, credits or content of the Program without the prior written approval of Seller; provided, however, that Buyer shall be entitled in its discretion to add sub-titles and make translations of dialogue and written materials used in connection with the Program; provided, however, if Seller has or obtains access to such materials it shall supply the same to Buyer at no cost or expense to Buyer.

2.3 All rights not expressly granted to Buyer under this Agreement are reserved to Seller.

2.4 Buyer shall have the right to use the Program or portions of it, for the purposes of advertising, publicizing and otherwise promoting the Program, and to broadcast excerpts for such purposes in any media or authorize others to do the same. Buyer must be granted Admin rights to the Program's Facebook Movie Page for the duration of the Term for the purpose of checking insights.

2.5 During the Term, Buyer shall have the right to use and to authorize others to use the title of the Program; the names (including any professional names or sobriquets), likenesses (including pictures, portraits, and caricatures), and biographical material of the performers, producers, directors, writers and other contributors to the Program, promotional material and artwork used in connection with the Program as well as sets, designs, wardrobes and events, and the story line (if any) of the Program (provided that the story line must be in synopsis form, and may not be offered for sale), in the distribution, advertising, publicity and promotion of the Program.

2.6 The term "Video **Devices**" shall refer to the method of exhibiting or delivering the Program via electronic mechanisms or a combination of technologies to the end user, and includes promotional and other supporting materials for the ultimate benefit of the end customer.

2.7 Buyer shall have the right to incorporate onto the Video Devices preceding and/or following the main and end titles of the Program, Buyer's logo and any legal notices or any other necessary legally required information as Buyer may determine.

3. **Insurance** – While E&O is not required at this time, some platforms may require it in the future.

4. **Purchase Price and Payment Terms**

4.1 PURCHASE PRICE: Seven Hundred Fifty Thousand US Dollars ($750,000)

4.2 PAYMENT TERM: Full purchase price amount is due within 10 business days of the execution of this Agreement.

4.3 PAYMENT INFORMATION: the payment shall be made to Seller's bank account below.

Bank Name: CHINABOHAIBANKCO.,LTD

SWIFT Code: CHBHCNBT

Account Name: Hong Kong Xinxing Culture Media Co.,Limited

Account Number: FTN2005323000101

5. **Term of Agreement**:

5.1 The "Term" of this Agreement shall commence on the Effective Date and continue for three (3) years. If the Buyer enters into an underlying agreement with a third party on behalf of the Seller, it is agreed that the third-party contract shall stay in effect within the duration of this Agreement.

This Agreement may be terminated by any party in the event that any party undergoes an insolvency proceeding that is not dismissed within ninety (90) days, files a petition in bankruptcy or makes an assignment for the benefit of its creditors, or breaches any of its material responsibilities or obligations under this Agreement, which breach is not remedied within thirty (30) days from receipt of written notice of such breach.

6. **Delivery of Materials**:

6.1 Within thirty (30) business days following the receipt of the full payment specified in Section 4 above. Seller shall deliver at Seller's expense the Program to Buyer's office at:

Streamline USA, Inc.
11264 Playa Court,
Culver City, CA 90230
U.S.A.

6.2 Seller shall deliver to Buyer, in accordance with directions from and in consultation with Buyer, ***an external hard disk containing an uncompressed Pro-res 4:2:2 HQ file of the Program and trailer, and other digital assets including but not limited to metadata (forms will be provided by Buyer), filmmaker bios, stills, Closed Captioning, and a layered photoshop file of Key Art.***

Delivery of the above-listed "Materials" shall be deemed complete when Buyer has approved all of the Materials by written notice to Seller. The date of such notice shall constitute the date of Delivery for all purposes here ("Delivery"). Buyer shall retain such Materials

(i) Upon request by Buyer, Seller shall provide Buyer with one copy of the synchronization licenses permitting the reproduction on Video Devices of each musical composition embodied in the Program, one (1) copy of the customary music cue sheet for the Program and one (1) copy of all relevant contracts and agreements including but not limited to master recording licenses. All licenses shall be and remain in full force and effect, and shall permit the reproduction and distribution of each such musical composition on Video Devices throughout the Territory during the Term. Delivery of such synchronization licenses and master recording licenses to Buyer shall not relieve Seller of its warranties under the terms of this Agreement and shall not in any way affect Buyer's rights under this agreement in the event of a breach of such warranties evidencing Seller's ownership and rights in and to the Program.

(ii) Seller shall, upon request, provide Buyer with a list specifying Seller's contractual requirements to give advertising or other credits to persons who rendered services or furnished materials for the Program and Buyer agrees to comply.

(iii) If and when requested by Buyer, Seller shall make available, for copying and use by Buyer, such stills, domestic and foreign advertising materials, and manuals and other materials concerning the Program including but not limited to a list of the cast and the roles they portrayed, a dialogue continuity script, pressbook, synopsis of story, original color artwork and black and white stills that Seller may have in

its possession or to which it has access and that Buyer desires to use for or in connection with the exploitation of the rights granted Buyer under this Agreement.

(iv) Title to all tapes and other elements made available by Seller to Buyer under this Agreement shall be and remain vested in Seller, subject to the rights of Buyer to use the same in producing masters, and other reproduction materials. Title to other material delivered by Seller shall similarly be and remain vested in Seller, subject to the right of Buyer to make use of such material for such reproduction and other purposes as are permitted by this Agreement; provided, however, that all such printed material processed by Buyer shall bear a copyright notice in the name of Seller or such other copyright proprietor as shall be designated by Seller. Buyer shall not be liable for any loss resulting to Seller from destruction or other loss of such elements and tapes, masters, stamping and other reproduction materials and all intermediate materials containing the Program unless such loss results from negligence on the part of Buyer. Buyer shall determine in its sole discretion, from time to time, which laboratory it desires to perform any laboratory services for it in connection with the Program.

(v) Seller shall provide Buyer with detailed information as to the copyright proprietor of the Program, the precise copyright notice to be affixed to all Video Devices and packaging, an accurate running time of the Program and a copy of the copyright registration certificate for the Program.

7. **Representations and Warranties By Seller:**

Seller warrants, represents, and agrees that:

7.1 Seller Hong Kong Xinxing Culture Media Co.,Limited is a validly existing in good standing under the laws of Hongkong SAR. Seller has the full right, power, legal capacity and authority to enter into this Agreement, to carry out the terms here and to grant to Buyer the rights, licenses and privileges granted to it.

7.2 With respect to the Rights, Seller has no distribution contract or other agreement with any other person or entity with respect to Video Devices of the Program which might conflict or interfere with any of the provisions of this Agreement or the enjoyment by Buyer of any rights granted to it under this agreement.

7.3 Seller has secured and will maintain all rights throughout the Territory and during the Term to enable Buyer to exercise and enjoy its rights under this Agreement without Buyer incurring obligations or liability to anyone, and Seller has (or third parties have) paid all the production costs of the Program.

7.4 There are no claims, actions, suits, proceedings or investigations pending or, to Seller's knowledge, threatened against or affecting the Program, at law or in equity, or before any federal, state, county, municipal or other governmental instrumentality or authority, domestic or foreign, and no arbitration proceedings are pending or to Seller's knowledge threatened against or affecting the Program and there is no legal or equitable basis on which the exercise by Buyer of the rights granted under this Agreement or the exercise of similar rights by Seller or others with respect to the Program may be enjoined or otherwise impeded.

7.5 Neither the Program, nor the titles thereof as submitted by Seller, nor anything contained in the Program, including, but not limited to, any sound or the music synchronized therewith, or the distribution and exploitation thereof of Video Devices in the Territory, nor the exercise by Buyer of any of the rights granted it under this Agreement, does or will violate or infringe upon the trademark, trade name, copyright, literary, dramatic, musical, artistic, personal, private, civil or property right or rights of privacy or any other right of any person or entity.

7.6 The lists and other materials delivered to Buyer under this Agreement will be complete and accurate and Buyer will incur no liabilities to any third parties arising out of its compliance under this Agreement with such lists and the use of such materials as authorized under this Agreement.

7.7 Seller's warranties, representations, and agreements here are true and complete as of the date of this Agreement, shall remain so throughout the Term of this Agreement and shall survive the expiration of the Term of this Agreement.

8. **Mutual Reps and Warranties:**

8.1 By Each Party. Each party represents and warrants to the others that: (a) such party has the full right, power and authority to enter into this Agreement and to perform the acts required of it hereunder;
(b) the execution of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it is

otherwise bound; (c) when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (d) such party's electronic signature as represented on the Agreement and however made and affixed to this contract is the party's binding commitment to honor and adhere strictly to the terms of this contract as though it had been made and signed by the party in person. The parties further agree that each party's digital signature will be valid and accepted in the jurisdiction of courts and laws under which this contract is executed. Each party additionally agrees that these laws do govern interpretation and enforcement of this contract when made with the parties' digital signatures.

8.2 No Additional Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE ACTIVITIES AND SERVICES CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT AND ANY IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

9. **General Provisions:**

Arbitration. Any dispute, claim or controversy of any kind arising in connection with, or relating to, this Agreement shall be resolved exclusively by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, by three (3) arbitrators appointed in accordance with said rules. Judgment on the award rendered by the arbitrators may be entered into any court of competent jurisdiction.

9.1 Notices. Unless expressly provided otherwise in this Agreement, approvals, payments or accountings which Buyer is required to deliver to Seller shall be in writing. Contact information shall be updated as necessary to ensure that each party has current information regarding all such contacts.

Such deliveries to be made to the address set forth below:

Seller:

Bingyan Zhang

Hong Kong Xinxing Culture Media Co.,Limited

UNIT 83 3/F YAU LEE CENTER NO.45 HOI YUEN ROAD KWUN TONG KL

HONG KONG

Buyer:

Melody Wu

Streamline USA, Inc.

11264 Playa Court,

Culver City, CA, 90230

U.S.A.

9.2 Relationship of Parties. This Agreement shall not create any relationship of partnership, joint venture, agency, fiduciary or employment between the parties and no such relationship exists between the parties with respect to the Program. Without restriction, Buyer, or any subsidiary, affiliated or parent company of Buyer, may act as agent or distributor for, or own, produce and otherwise exploit, any other program competitive or similar to the Program.

9.3 Force Majeure. If in the performance of their respective obligations Seller or Buyer shall be prevented by reason of any event of Force Majeure, then during the existence of such event, Seller or Buyer, as the case may be, shall not be liable to the other for its failure to timely perform any such obligations under this Agreement. "Force Majeure" as used here shall mean fire, flood, epidemic, earthquake, explosion, accident, labor dispute or strike, an Act of God or public enemy, riot or civil disturbance, invasion, war (whether declared) or armed conflict, any municipal ordinance, any state or federal law, governmental order or regulation, order of any court of competent jurisdiction, restriction imposed by the Motion Picture Export Association of America, Inc.

9.4 Miscellaneous. No waiver of any default or breach of this Agreement by either party shall be deemed a continuing waiver or a waiver of any other breach or default, no matter how similar. This

Agreement shall be interpreted and construed under and governed by the laws of the State of California. This Agreement may not be changed, modified, amended or supplemented, except in a writing signed by both of the parties. Each of the parties acknowledges and agrees that the other has not made any representations, warranties or agreements of any kind, except as may be expressly set forth here. This Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter here and supersedes any prior or contemporaneous agreements, oral or in writing. Nothing contained here shall be binding upon the parties until a copy of this Agreement has been executed by an officer of each party and has been delivered to the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

("Seller")

By: Bingyan Zhang

Name: Bingyan Zhang

Title: President

Date: 12/22/2021

("Buyer")

By: [signature]

Name: Dapeng Ma

Title: Vice President

Date: 12/22/2021

Schedule 1

a) "Transactional VOD Rights" (TVOD) shall mean the exclusive VOD exploitation of the Program on a platform that charges a distinct fee for the transmission of the Program to the consumer, regardless of the means by which the consumer watches the Program, ie TV, the Internet, mobile device, smart phone, tablet or otherwise. Transactional VOD Rights include "Electronic-Sell-Through rights ("EST")", which allow the consumer to keep a copy of the Program permanently following the one-time transmission, regardless of the means by which the consumer thereafter watches or stores the Program, including the use of Ultra Violet or similar technologies. Transactional VOD Rights also include "Pay-Per-View" ("PPV") Rights, which shall mean the exclusive right to distribute, exhibit, license, market, sell, publicize, promote and otherwise exploit the Programs by means of "pay-per-view" formats, including, but not limited to, addressable draft transmission to a consumer of temporary copies of the Programs via Authorized Transmission, for which a per program fee is charged to the consumer who selects the Programs for viewing at a variable time that the exhibitor designates.

b) "Subscription VOD Rights" (SVOD) shall mean the exclusive VOD exploitation of a Program on a platform that charges the consumer a periodic flat fee to access the Program from a library of programs for a specific time period, regardless of the means by which the consumer watches Program, ie TV, the Internet, mobile device, smart phone, tablet or otherwise.

c) "Ad-Sponsored VOD Rights" (AVOD) shall mean the exclusive VOD exploitation of a Program on a platform that does not charge the consumer a monetary fee to access the Program, but inserts commercial breaks or other forms of advertising into the Program. AVOD can apply to a number of platforms, regardless of the means by which the consumer watches Program, ie TV, the Internet, mobile device, smart phone, tablet or otherwise.

d) "Home-Video Rights" shall mean the exclusive right to sell, market, license, or otherwise exploit the Program on the following formats: Digital Video Disk ("DVD") and Blu-Ray Disk ("BRD"), including the authoring and encoding, replication, packaging, and delivery of the Program.

e) "Broadcast and Cable"

Exclusions. Please list any exclusions to this contract below:

N/A